EXHIBIT 16.1

Audit • Tax • Consulting • Financial Advisory Registered with Public Company Accounting Oversight Board (PCAOB)

February 20, 2024

Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, D.C. 20549

Re: My City Builders, Inc.

Dear Sir or Madam:

We have read the statements made by My City Builders, Inc. under Item 4.01 of its Form 8-K dated February 20, 2024. We agree with the statements concerning our firm in such Form 8-K; we are not in a position to agree or disagree with other statements of My City Builders, Inc. contained therein.

Very truly yours,

/s/ KCCW Accountancy Corp
Diamond Bar, CA